Gulf Western Petroleum Corporation
Announces $3,700,000 Financing

Houston, Texas, September 13, 2007 – Gulf Western Petroleum Corporation (“Gulf Western” or “Company”)  [OTCBB: GWPC | Frankfurt: GER], is pleased to announce that on September 10, 2007 it enterred into a Securities Purchase Agreement (“SPA”) whereby it raised $3,700,000 from non-U.S. investors (the “Buyers”). The financing was arranged by Vicarage Capital Limited, a London England based firm

Sam Nastat, Gulf Western President and Director stated, “We are very pleased by the level of interest that we have received by Vicarage and it’s partners in Europe. We look forward to working with Vicarage Capital and it’s high caliber of Funds to further develop our assets in the United States.  Financing proceeds will be used for our continued development of our Frio reserves in Dewitt and Lavaca Counties, Texas.   We estimate that our initial Frio production will be delivered into sales lines within the next 15 days.”  We are also pleased to announce that we have begun the listing process for The TSX venture exchange.

Reference is made to the Form 8K Current Report filed with the SEC through EDGAR on September 13, 2007 available at www.sec.gov.

This press release may include forward-looking statements based on the Company's current expectations as to future events. The forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. For example, the extraction and sale of natural gas from the wells involves a number of costs and risks, which may limit our ability to generate cash flow from the wells. In addition, the business of Gulf Western Petroleum Corporation is subject to a number of risks typical of an oil and gas exploration and development company including, among other things, the inherent uncertainties associated with oil and gas exploration; laws, environmental, judicial, regulatory, political and competitive developments in areas in which Gulf Western Petroleum Corporation operates; and technological, mechanical and operational difficulties encountered in connection with Gulf Western Petroleum Corporation’s activities.